Exhibit 99.1

News Release
Sunoco LP Announces Amendment to its Credit Facilities

DALLAS, December 21, 2016 - Sunoco LP (NYSE: SUN) (“SUN” or the “Partnership”) announced today it has amended certain key items of its $1.5 billion Revolving Credit Facility and $2.0 billion Term Loan Agreement to provide temporary covenant relief and financial flexibility over the upcoming quarters.

Key terms to the Amendment include:

•	SUN’s Maximum Leverage Ratio will be increased to 6.75x beginning in the fourth quarter 2016 through 12/31/2017, with the following step-downs thereafter:

◦	6.50x at 3/31/2018,

◦	6.25x at 6/30/2018,

◦	6.00x at 9/30/2018,

◦	5.75x at 12/31/2018,

◦	5.50x at 3/31/2019 and thereafter

•
SUN’s Maximum Senior Secured Leverage Ratio will be set at 3.75x beginning with the fourth quarter 2016 through 12/31/2017, decreasing to 3.50x at 3/31/18 and falling away upon full repayment of Term Loan A

•	SUN’s Minimum Interest Coverage Ratio will be set at 2.25x, falling away when the Maximum Leverage Ratio covenant level returns to 5.50x

SUN will file a Form 8-K with the United States Securities and Exchange Commission relating to the amendment, which will include a copy of the amendment and further information regarding its terms.

About Sunoco LP
Sunoco LP (NYSE: SUN) is a master limited partnership that operates approximately 1,345 retail fuel sites and convenience stores (including APlus, Stripes, Aloha Island Mart and Tigermarket brands) and distributes motor fuel to convenience stores, independent dealers, commercial customers and distributors located in more than 30 states at approximately 6,900 sites. Our parent -- Energy Transfer Equity, L.P. (NYSE: ETE) -- owns Sunoco's general partner and incentive distribution rights. For more information, visit the Sunoco LP website at www.SunocoLP.com

Forward-Looking Statements
This press release may include certain statements concerning expectations for the future that are forward-looking statements as defined by federal law. Such forward-looking statements are subject to a variety of known and unknown risks, uncertainties, and other factors that are difficult to predict and many of which are beyond management’s control. An extensive list of factors that can affect future results are discussed in the Partnership’s Annual Report on Form 10-K and other documents filed from time to time with the Securities and Exchange Commission. The Partnership undertakes no obligation to update or revise any forward-looking statement to reflect new information or events.

The information contained in this press release is available on our website at www.SunocoLP.com

Contacts

Investors:
Scott Grischow, Senior Director - Investor Relations and Treasury
(214) 840-5660, scott.grischow@sunoco.com

Patrick Graham, Senior Analyst - Investor Relations and Finance
(214) 840-5678, patrick.graham@sunoco.com

Media:
Alyson Gomez, Director - Communications
(469) 646-1758, alyson.gomez@sunoco.com
###